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                                                                 EXHIBIT 99.2

                                             FOR ADDITIONAL INFORMATION:
                                             Corporate Communications, Cygnus
                                             (650) 369-4300    WWW.CYGN.COM
                                             BURNS MCCLELLAN (212) 213-0006
                                             JUSTIN JACKSON - MEDIA

FOR IMMEDIATE RELEASE

Cygnus, Inc. Receives Research Grant from the National Institute of Diabetes and Digestive and Kidney Diseases

    REDWOOD CITY, CA - SEPTEMBER 28, 1999 - CYGNUS, INC. (NASDAQ: CYGN) TODAY
     ANNOUNCED THAT IT HAS BEEN AWARDED A PHASE I SMALL BUSINESS INNOVATIVE RESEARCH (SBIR) GRANT FOR "HIGH PERFORMANCE BIOSENSOR ELECTRODE MATERIALS"
            FROM THE NATIONAL INSTITUTE OF DIABETES AND DIGESTIVE AND
      KIDNEY DISEASES DIVISION OF THE NATIONAL INSTITUTES OF HEALTH (NIH).

"This Phase I grant funding will be used to investigate advancements in biosensor materials used for glucose detection and measurement. These advanced biosensor materials are expected to be included in future generations of the GlucoWatch-Register Trademark- monitor," stated John C. Hodgman, Chairman, President and Chief ExecutivE Officer of Cygnus. "We hope to receive official notification soon from the FDA regarding a date for an Advisory Panel meeting to review our pre-market approval application (PMA) for the first version of the GlucoWatch-Register Trademark- monitor, which is currently under FDA expedited review."

This Phase I NIH grant has a term of six months, and Cygnus will receive approximately $100,000. The focus of the activity will be exploring advancements in the catalytic surface of the electrode. In the GlucoWatch-Register Trademark- monitor the electrode is part of the AutoSensor, which is the consumable component that provides 12 hours' worth of readings.

Cygnus' GlucoWatch-Register Trademark- monitor represents a potential advance in diabetes care technology as compared to thE currently prevailing "finger stick" blood monitoring method. The GlucoWatch-Register Trademark- monitor is designed to measure glucose frequently, automatically and non-invasively through the ease and convenience of a device worn like a wristwatch. The GlucoWatch-Register Trademark- monitor provides automatic readings every 20 minutes for 12 hours with just one finger-stick for calibration, allowing for measurements to be taken even when patients would otherwise be unable to test. An alert system notifies patients of hypoglycemia, hyperglycemia, and rapid declines in glucose levels. The GlucoWatch-Register Trademark- monitor stores 4,000 readings, providing long-term trend data that can be downloaded and analyzed. Due to the frequency of measurement, the GlucoWatch-Register Trademark- monitor has the potential to identify opportunities for improving glucose control without frequent finger-sticks.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and non-invasive monitoring device (the GlucoWatch-Register Trademark- monitor) and transdermal drug delivery systems.


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This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. There can be no assurances that the FDA will clear this device for market approval. Also, there can be no assurance that if the Company receives clearance from the FDA to market the device that the product could be successfully marketed or manufactured. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

                                       END


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